EXHIBIT 99.1

DEP Holdings, LLC

Unaudited Condensed Consolidated Balance Sheet at March 31, 2008

DEP HOLDINGS, LLC

DEP HOLDINGS, LLC
 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AT MARCH 31, 2008
(Dollars in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$14,541
Accounts receivable - trade, net of allowance for doubtful accounts of $47	95,762
Accounts receivable - related parties	3,311
Inventories	9,491
Prepaid and other current assets	705
Total current assets	123,810
Property, plant and equipment, net	936,118
Investments in and advances to unconsolidated affiliate	3,916
Intangible assets, net of accumulated amortization of $1,451	6,675
Other assets	240
Total assets	$1,070,759

LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
Accounts payable - trade	$38,633
Accounts payable - related parties	26,911
Accrued product payables	81,447
Accrued interest	134
Other current liabilities	11,982
Total current liabilities	159,107
Long-term debt	188,000
Other long-term liabilities	6,413
Parent interest in subsidiaries of Duncan Energy Partners	407,791
Limited partners of Duncan Energy Partners, including Parent	317,419
Member’s equity:
Member interest	911
Accumulated other comprehensive loss	(8,882)
Total member’s equity	(7,971)
Total liabilities and member’s equity	$1,070,759

See Notes to Unaudited Condensed Consolidated Balance Sheet

DEP HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Except as noted within the context of each footnote disclosure, dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

Note 1.  Background and Basis of Financial Statement Presentation

Company Organization and Background

DEP Holdings, LLC (“DEP GP”) is a Delaware limited liability company that was formed on September 29, 2006, to manage the affairs and operations of Duncan Energy Partners L.P.  DEP GP owns a 2% general partner interest in Duncan Energy Partners L.P.  Duncan Energy Partners L.P. was formed to acquire, own and operate a diversified portfolio of midstream energy assets and to support the growth objectives of Enterprise Products Operating, LLC (“EPO”). Unless the context requires otherwise, references to “we,” “us,” “our,” or “DEP Holdings” are intended to mean the business and operations of DEP Holdings, LLC and its consolidated subsidiaries, which include Duncan Energy Partners L.P. and its consolidated subsidiaries. References to “DEP GP” are intended to mean and include DEP Holdings, LLC, individually as the general partner of Duncan Energy Partners L.P., and not on a consolidated basis.

Duncan Energy Partners L.P. is a publicly traded Delaware limited partnership, the common units of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “DEP.”   Unless the context requires otherwise, references to “Duncan Energy Partners” are intended to mean the business and operations of Duncan Energy Partners L.P. and its consolidated subsidiaries since February 1, 2007.  References to “DEP Operating Partnership” mean DEP Operating Partnership, L.P., which is a wholly owned subsidiary of Duncan Energy Partners that conducts substantially all of its business.

On February 5, 2007, Duncan Energy Partners completed its initial public offering of 14,950,000 common units (including an overallotment amount of 1,950,000 common units) at a price of $21.00 per unit, which generated net proceeds to the Partnership of $290.5 million.  At the closing of its public offering, Duncan Energy Partners made a special distribution to EPO of $459.6 million as consideration for assets contributed by EPO to Duncan Energy Partners.  The distribution amount was funded with $260.6 million of net proceeds from the initial public offering and $198.9 million in borrowings under the Partnership’s revolving credit facility.   In addition to the cash consideration, Duncan Energy Partners issued 5,351,571 common units to EPO.

In connection with Duncan Energy Partners’ initial public offering, EPO contributed a 66% equity interest in each of the following entities: (i) Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”); (ii) Acadian Gas, LLC (“Acadian Gas”); (iii) Enterprise Lou-Tex Propylene Pipeline L.P. (“Lou-Tex Propylene”), including its general partner; (iv) Sabine Propylene Pipeline L.P. (“Sabine Propylene”), including its general partner; and (v) South Texas NGL Pipelines, LLC (“South Texas NGL”).  EPO retained the remaining 34% interest in these entities.  EPO may contribute or sell other equity interests in its subsidiaries or other of its or its subsidiaries’ assets to Duncan Energy Partners.  However, EPO has no obligation or commitment to make such contributions or sales to Duncan Energy Partners.

References to “Enterprise Products Partners” mean Enterprise Products Partners L.P., which owns EPO.   Enterprise Products Partners is a publicly traded partnership, the common units of which are listed on the NYSE under the ticker symbol “EPD.” EPO, our Parent, owns our general partner and is a significant owner of Duncan Energy Partners’ common units. References to “EPGP” mean Enterprise Products GP, LLC, the general partner of Enterprise Products Partners.

References to “TEPPCO” mean TEPPCO Partners, L.P., an affiliated publicly traded partnership, the common units of which are listed on the NYSE under the ticker symbol “TPP.”  References to “TEPPCO GP” refer to Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO and wholly owned by Enterprise GP Holdings L.P.

References to “EPCO” mean EPCO, Inc., which is a related party affiliate to all of the foregoing named entities.

All of the aforementioned entities are under common control of Mr. Dan L. Duncan, the Group Co-Chairman and controlling shareholder of EPCO.

Basis of Financial Statement Presentation

Since DEP GP exercises control over Duncan Energy Partners, DEP GP consolidates the financial statements of Duncan Energy Partners.  DEP GP has no independent operations and no material assets outside those of Duncan Energy Partners.

For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of our own. Any third-party and Parent ownership interests in such amounts are presented in a manner similar to minority interest.  The number of reconciling items between our consolidated balance sheet and that of Duncan Energy Partners are few. The most significant difference is that relating to the presentation of third party and EPO ownership interests in the common units of Duncan Energy Partners.  See Note 9 for more information regarding limited partners’ interest and Parent interest in our consolidating subsidiaries.

Note 2.  General Accounting Policies and Related Matters

Cash and Cash Equivalents

Cash and cash equivalents represent unrestricted cash on hand and highly liquid investments with original maturities of less than three months from the date of purchase.

Consolidation Policy

We evaluate our financial interests in companies to determine if they represent variable interest entities where we are the primary beneficiary.  If such criteria are met, we consolidate the financial statements of such businesses with those of our own.  Our financial statements include our accounts and those of our majority-owned subsidiaries in which we have a controlling financial or equity interest, after the elimination of intercompany accounts and transactions.

If an investee is organized as a limited partnership or limited liability company and maintains separate ownership accounts, we account for our investment using the equity method if our ownership interest is between 3% and 50% and we exercise significant influence over the investee’s operating and financial policies.  For all other types of investments, we apply the equity method of accounting if our ownership interest is between 20% and 50% and we exercise significant influence over the investee’s operating and financial policies.  In consolidation, we eliminate our proportionate share of profits and losses from transactions with our equity method unconsolidated affiliate to the extent such amounts are material and remain on our balance sheet (or those of our equity method investment) in inventory or similar accounts.

If our ownership interest in an investee does not provide us with either control or significant influence over the investee, we would account for the investment using the cost method.

Estimates

Preparing our Unaudited Condensed Consolidated Balance Sheet in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect amounts of assets and liabilities presented and disclosures about contingent assets and liabilities at the balance sheet date.  Our actual results could differ from these estimates.  On an ongoing basis, management reviews its estimates based on currently available information.  Changes in facts and circumstances may result in revised estimates.

  Recent Accounting Developments

Certain provisions of Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measurements,” became effective for us on January 1, 2008.  See Note 3 for information regarding new fair value-related disclosures required in connection with SFAS 157.

During the first quarter of 2008, SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133” was issued.  SFAS 161 requires enhanced disclosures regarding (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows.  SFAS 161 requires disclosure of (i) the fair values of derivative instruments and their gains and losses in a tabular format, (ii) derivative features that are credit risk-related and (iii) cross-referencing within the financial statement footnotes to locate important information about derivative instruments.  SFAS 161 is effective for us on January 1, 2009.  Management is currently evaluating the impact that SFAS 161 will have on our financial statement disclosures.  At present, we do not believe that this standard will impact how we record financial instruments.

Limited Partners’ Interest and Parent Interest in Subsidiaries

As presented in our Unaudited Condensed Consolidated Balance Sheet, limited partners’ interest represents third-party ownership interests in the net assets of our subsidiaries. For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of our own, with any third-party ownership interest in such amounts presented as limited partners’ interest. We account for EPO’s share of our subsidiaries’ net assets as Parent interest in a manner similar to minority interest. See Note 9 for additional information.

Note 3.  Financial Instruments

We are exposed to financial market risks, including changes in commodity prices and interest rates.  We may use financial instruments (i.e. futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions.

Interest Rate Risk Hedging Program

In September 2007, we executed three floating-to-fixed interest rate swaps to reduce the sensitivity of our earnings to the variable interest rates charged under our revolving credit facility.  We account for these swap agreements as cash flow hedges.

The following table presents selected information regarding these financial instruments at March 31, 2008:

	Number	Period Covered	Termination	Variable to	Notional
Hedged Variable Rate Debt	Of Swaps	by Swap	Date of Swap	Fixed Rate (1)	Value
Revolving Credit Facility, due Feb. 2011	3	Sep. 2007 to Sep. 2010	Sep. 2010	2.67% to 4.62%	$175.0 million

(1)	Amounts receivable from or payable to the swap counterparties are settled every three months (the “settlement period”).

At March 31, 2008, the aggregate fair value of the swaps was a liability of $9.0 million, with the offset recorded in member’s equity as accumulated other comprehensive loss.

Commodity Risk Hedging Program

In addition to natural gas transportation, Acadian Gas engages in the purchase and sale of natural gas.  The price of natural gas fluctuates in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control.  We may use commodity financial instruments such as futures, swaps and forward contracts to mitigate our risk exposure.  In general, the types of risks we attempt to hedge are those related to the variability of future earnings and cash flows resulting from changes in applicable commodity prices.  The commodity financial instruments we utilize may be settled in cash or with another financial instrument.

Acadian Gas enters into cash flow hedges in connection with its natural gas sales.  In addition, Acadian Gas enters into mark-to-market financial instruments that effectively fix the price of natural gas for certain of its customers.

The fair value of the Acadian Gas commodity financial instrument portfolio was negligible at March 31, 2008.

Adoption of SFAS 157 - Fair Value Measurements

On January 1, 2008, we adopted the provisions of SFAS 157 that apply to financial assets and liabilities. We will adopt the provisions of SFAS 157 that apply to non-financial assets and liabilities on January 1, 2009.  SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date.

Our fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability.   These assumptions include estimates of risk. Recognized valuation techniques employ inputs such as product prices, operating costs, discount factors and business growth rates.   These inputs may be either readily observable, corroborated by market data or generally unobservable.  In developing our estimates of fair value, we endeavor to utilize the best information available and apply market-based data to the extent possible.  Accordingly, we utilize valuation techniques (such as the market approach) that maximize the use of observable inputs and minimize the use of unobservable inputs.

SFAS 157 established a three-tier hierarchy that classifies fair value amounts recognized or disclosed in the financial statements based on the observability of inputs used to estimate such fair values.  The hierarchy considers fair value amounts based on observable inputs (Levels 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3). At each balance sheet reporting date, we categorize our financial assets and liabilities using this hierarchy.  The characteristics of fair value amounts classified within each level of the SFAS 157 hierarchy are described as follows:

▪
Level 1 fair values are based on quoted prices, which are available in active markets for identical assets or liabilities as of the measurement date.  Active markets are defined as those in which transactions for identical assets or liabilities occur in sufficient frequency so as to provide pricing information on an ongoing basis (e.g., the NYSE or New York Mercantile Exchange).  Level 1 primarily consists of financial assets and liabilities such as exchange-traded financial instruments, publicly-traded equity securities and U.S. government treasury securities.   We had no Level 1 financial assets and liabilities during the three months ended March 31, 2008.

▪
Level 2 fair values are based on pricing inputs other than quoted prices in active markets (as reflected in Level 1 fair values) and are either directly or indirectly observable as of the measurement date.  Level 2 fair values include instruments that are valued using financial models or other appropriate valuation methodologies.  Such financial models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value of money, volatility factors for stocks, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures.  Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are validated by inputs other than quoted prices (e.g., interest rates and yield curves at commonly quoted intervals).  Level 2 includes non-exchange-traded instruments such as over-the-counter forward contracts, options and repurchase agreements.  Our interest rate swaps are classified as Level 2 financial liabilities and, at March 31, 2008, have a fair value of $9.0 million.

▪
Level 3 fair values are based on unobservable inputs.  Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.  Unobservable inputs reflect the reporting entity’s own ideas about the assumptions that market participants would use in pricing an asset or liability (including assumptions about risk).  Unobservable inputs are based on the best information available in the circumstances, which might include the reporting entity’s internally-developed data.  The reporting entity must not ignore information about market participant assumptions that is reasonably available without undue cost and effort.  Level 3 inputs are typically used in connection with internally developed valuation methodologies where management makes its best estimate of an instrument’s fair value.  Level 3 generally includes specialized or unique financial instruments that are tailored to meet a customer’s specific needs.  We had no Level 3 financial instruments during the three months ended March 31, 2008.

Note 4.  Inventories

Our inventory consists of natural gas volumes valued at the lower of average cost or market (“LCM”).  At March 31, 2008, the value of our natural gas inventory was $9.5 million. As a result of fluctuating market conditions, we recognize LCM adjustments when the historical cost of our inventory exceeds its net realizable value.  We did not have any LCM adjustments for the three months ended March 31, 2008.

Note 5.  Property, Plant and Equipment

Our property, plant and equipment values and accumulated depreciation balances were as follows at March 31, 2008:

	Estimated Useful
	Life in Years
Plant and pipeline facilities (1)	3-35(4)	$606,937
Underground storage wells and related assets (2)	5-35(5)	360,035
Transportation equipment (3)	3-10	1,581
Land		19,696
Construction in progress		127,875
Total		1,116,124
Less: accumulated depreciation		180,006
Property, plant and equipment, net		$936,118

(1) Includes natural gas, NGL and petrochemical pipelines, office furniture and equipment, buildings, and related assets.
(2) Underground storage facilities include underground product storage caverns and related assets such as pipes and compressors.
(3) Transportation equipment includes vehicles and similar assets used in our operations.
(4) In general, the estimated useful life of major components of this category are: pipelines, 18-35 years (with some equipment at 5 years); office furniture and equipment, 3-20 years; and buildings, 20-35 years.
(5) In general, the estimated useful life of underground storage facilities is 20-35 years (with some components at 5 years).

We capitalized $1.5 million of interest in connection with capital projects during the three months ended March 31, 2008.

Note 6.  Investments in and Advances to Unconsolidated Affiliate – Evangeline

Acadian Gas, through a wholly owned subsidiary, owns a collective 49.51% equity interest in Evangeline, which consists of a 45% direct ownership interest in Evangeline Gas Pipeline Company, L.P. (“EGP”) and a 45.05% direct interest in Evangeline Gas Corp. (“EGC”).  EGC owns a 10% direct interest in EGP.  Third parties own the remaining equity interests in EGP and EGC.

Evangeline owns a 27-mile natural gas pipeline system extending from Taft, Louisiana to Westwego, Louisiana that connects three electric generation stations owned by Entergy Louisiana (“Entergy”). Evangeline’s most significant contract is a natural gas sales agreement with Entergy.  Acadian Gas does not have a controlling interest in Evangeline, but does exercise significant influence on Evangeline’s operating policies.  Acadian Gas accounts for its investment in Evangeline using the equity method.

At March 31, 2008, the carrying value of our investment in Evangeline was $3.9 million.  Our investment in Evangeline is classified within our Onshore Natural Gas Pipelines & Services business segment (see Note 11).

Note 7.  Intangible Assets

Our intangible assets represent the value attributable to renewable storage contracts with various customers.  Due to the renewable nature of the underlying contracts, we amortize these intangible assets on a straight-line basis over the estimated remaining economic life of the storage assets to which they relate.  We classify these intangible assets within our NGL & Petrochemical Storage Services business segment (see Note 11).

The gross value of these intangible assets was $8.1 million at inception.  The carrying value of our intangible assets was $6.7 million at March 31, 2008.

Note 8.  Debt Obligations

Our consolidated debt obligations consisted of the following at March 31, 2008:

Duncan Energy Partners’ debt obligation:
$300 Million Revolving Credit Facility, variable rate, due February 2011	$188,000
Long-term debt	$188,000

Standby letters of credit outstanding	$1,100

The terms of our credit agreement remained the same as those disclosed in our audited consolidated balance sheet for the year ended December 31, 2007, which was included as an exhibit to the Current Report on Form 8-K filed by Duncan Energy Partners on February 29, 2008.

Covenants

We were in compliance with the covenants of our revolving credit facility at March 31, 2008.

Evangeline debt obligations

Evangeline’s total debt (on a 100% basis) was $20.7 million at March 31, 2008 and consisted of $13.2 million due under its 9.9% fixed-rate senior secured notes (the “Series B” notes) and a $7.5 million subordinated note payable to an affiliate of our venture partner in Evangeline (the “LL&E Note”).   Evangeline was in compliance with the covenants of its debt agreements at March 31, 2008.  The terms of Evangeline’s debt agreements remain the same as those disclosed in our audited consolidated balance sheet for the year ended December 31, 2007, which was included as an exhibit to the Current Report on Form 8-K filed by Duncan Energy Partners on February 29, 2008.

Duncan Energy Partners has furnished a letter of credit on behalf of Evangeline’s debt service requirements.  At March 31, 2008, the letter of credit amount was $1.1 million.

Note 9.  Limited Partners’ Interest and Parents Interest in Subsidiaries

Limited partner interest in Duncan Energy Partners is presented as “Limited partners of Duncan Energy Partners, including Parent” on our balance sheet.  The following table presents the components of this line item at March 31, 2008:

Limited partners of Duncan Energy Partners:
Non-affiliate public unitholders	$286,811
EPO (Parent interest)	30,608
Limited partners of Duncan Energy Partners, including Parent	$317,419

We account for EPO’s 34% ownership interest in the net assets of Duncan Energy Partners’ subsidiaries as “Parent interest in subsidiaries of Duncan Energy Partners.”

Note 10.  Member’s Equity

At March 31, 2008, member’s equity consisted of the capital account of EPO and accumulated other comprehensive loss. Subject to the terms of our limited liability company agreement, we distribute available cash to EPO within 45 days of the end of each calendar quarter.  No distributions have been made to date. The capital account balance of EPO was $0.9 million at March 31, 2008.

Accumulated Other Comprehensive Loss

At March 31, 2008, the only component of accumulated other comprehensive loss was our interest rate financial instruments.  Our accumulated other comprehensive loss balance was $8.9 million at March 31, 2008.

Note 11.  Business Segments

We classify our midstream energy operations into four reportable business segments: NGL & Petrochemical Storage Services; Onshore Natural Gas Pipelines & Services; Petrochemical Pipeline Services; and NGL Pipelines & Services.  Our business segments are generally organized and managed according to the type of services rendered (or technologies employed) and products produced and/or sold.

Consolidated property, plant and equipment and investments in and advances to our unconsolidated affiliate are allocated to each segment based on the primary operations of each asset or investment.  The principal reconciling item between combined property, plant and equipment and the total value of segment assets is construction-in-progress.  Segment assets represent the net carrying value of assets that contribute to the gross operating margin of a particular segment.  Since assets under construction generally do not contribute to segment gross operating margin until completed, such assets are excluded from segment asset totals until they are deemed operational.

    Information by segment, together with reconciliations to our consolidated totals, is presented in the following table:

	Reportable Segments
	NGL and	Onshore
	Petrochemical	Natural Gas	Petrochemical	NGL	Adjustments
	Storage	Pipelines &	Pipeline	Pipelines &	and	Consolidated
	Services	Services	Services	Services	Eliminations	Totals
Segment assets:
At March 31, 2008	$349,588	$204,569	$88,820	$165,266	$127,875	$936,118

Investments in and advances
to unconsolidated affiliate (see Note 6):
At March 31, 2008	--	3,916	--	--	--	3,916

Intangible Assets (see Note 7):
At March 31, 2008	6,676	--	--	--	--	6,676

Note 12.  Related Party Transactions

We have business relationships with EPO, Evangeline, EPCO and certain other affiliates that give rise to various related party transactions.

Relationship with EPO

We have an extensive and ongoing relationship with EPO, which is our Parent company.  The following information summarizes significant ongoing transactions and arrangements between EPO and us.

Natural gas sales and purchases.  We buy natural gas from and sell natural gas to EPO.  We use the natural gas purchased from EPO to meet our fuel and other requirements.

NGL and petrochemical storage services.  Mont Belvieu Caverns provides underground storage services to EPO at market-based rates as a result of contracts executed in connection with Duncan Energy Partners’ initial public offering. Terms of these agreements commenced February 1, 2007 and end on December 31, 2016.

NGL transportation services.  In conjunction with Duncan Energy Partners’ initial public offering in February 2007, South Texas NGL entered into a ten-year contract with EPO for the transportation of NGLs from South Texas to Mont Belvieu, Texas.  Under this contract, EPO pays us a dedication fee of no less than $0.02 per gallon for all NGLs it produces at its Shoup and Armstrong NGL fractionation plants, whether or not any volumes are actually shipped on the pipelines owned by South Texas NGL.  South Texas NGL does not take title to products transported on its pipeline system.  EPO retains title and associated commodity risk with such products.

Petrochemical pipeline services.  Prior to Duncan Energy Partners’ initial public offering, EPO was the shipper of record on our Lou-Tex Propylene and Sabine Propylene Pipelines, and was charged the maximum tariff rate for using these assets.  EPO then contracted with third parties to ship volumes on these pipelines under product exchange agreements.  In connection with Duncan Energy Partners’ initial public offering, EPO assigned these third party product exchange agreements to us; therefore, EPO ceased paying us for such services.  Although EPO has assigned these agreements to us, it remains jointly and severally liable to us for performance of these agreements.

Omnibus Agreement and Mont Belvieu Caverns’ LLC Agreement.  In conjunction with Duncan Energy Partners’ initial public offering in February 2007, we entered into an Omnibus Agreement with EPO that governs the following matters:

▪	indemnification for certain environmental liabilities, tax liabilities and right-of-way defects;

▪	reimbursement of certain expenditures incurred by South Texas NGL and Mont Belvieu Caverns;

▪
a right of first refusal to EPO in our current and future subsidiaries and a right of first refusal on the material assets of these entities, other than sales of inventory and other assets in the ordinary course of business; and

▪	a preemptive right with respect to equity securities issued by certain of our subsidiaries, other than as consideration in an acquisition or in connection with a loan or debt financing.

EPO has indemnified us against certain pre-February 2007 environmental and related liabilities associated with the assets it contributed to us at the time of Duncan Energy Partners’ initial public offering. These liabilities include both known and unknown environmental and related liabilities. This indemnification obligation will terminate on February 5, 2010.  There is an aggregate cap of $15.0 million on the amount of indemnity coverage.  In addition, we are not entitled to indemnification until the aggregate amount of claims we incur exceeds $250 thousand.  Liabilities resulting from a change of law after February 5, 2007 are excluded from the EPO environmental indemnity.   In addition, EPO has indemnified us for liabilities related to:

▪
certain defects in the easement rights or fee ownership interests in and to the lands on which any assets contributed to us in connection with Duncan Energy Partners’ initial public offering are located and failure to obtain certain consents and permits necessary to conduct our business that arise through February 5, 2010; and

▪	certain income tax liabilities attributable to the operation of the assets contributed to us in connection with Duncan Energy Partners’ initial public offering prior to February 5, 2007.

We made no claims to EPO in connection with these indemnity provisions during the three months ended March 31, 2008.

The Omnibus Agreement may not be amended without the prior approval of the Audit, Conflicts and Governance Committee if the proposed amendment will, in our reasonable discretion, adversely affect holders of Duncan Energy Partners’ common units.

Neither EPO nor any of its affiliates are restricted under the Omnibus Agreement from competing with us.  Except as otherwise expressly agreed in the EPCO administrative services agreement, EPO and any of its affiliates may acquire, construct or dispose of additional midstream energy or other assets in the future without any obligation to offer us the opportunity to purchase or construct those assets.  These agreements are in addition to other agreements relating to business opportunities and potential conflicts of interest set forth in the administrative services agreement with EPO, EPCO and other affiliates of EPCO.

In certain cases, EPO is responsible for funding 100% of project costs rather than sharing such costs with the Partnership in accordance with the existing sharing ratio of 66% funded by the Partnership and 34% funded by EPO. Under the Omnibus Agreement, EPO agreed to make additional contributions to us as reimbursement for our 66% share of any excess project costs above (i) the $28.6 million of estimated project costs to complete the Phase II expansions of the DEP South Texas NGL Pipeline System and (ii) $14.1 million of estimated project costs for additional Mont Belvieu brine production capacity and above-ground storage reservoir projects.  These projects were in progress at the time of Duncan Energy Partners’ initial public offering. EPO made cash contributions to our subsidiaries in connection with the Omnibus Agreement of $9.3 million during the three months ended March 31, 2008.

The Mont Belvieu Caverns’ LLC Agreement states that when Duncan Energy Partners elects to not participate in certain projects, then EPO is responsible for funding 100% of such projects.  To the extent such non-participated projects generate identifiable incremental earnings for Mont Belvieu Caverns in the future, the earnings and cash flows of Mont Belvieu Caverns will be adjusted to allocate such incremental amounts to EPO by special allocation or otherwise. Under the terms of the agreement, Duncan Energy Partners may elect to reacquire for consideration a 66% share of these projects at a later date.   EPO made cash contributions to Mont Belvieu Caverns

in connection with this agreement of $36.2 million during the three months ended March 31, 2008.  These funds were subsequently distributed to Duncan Energy Partners as a reimbursement for its funding of the projects that it elected to not participate in.

    We expect additional contributions from EPO under the Omnibus Agreement and Mont Belvieu Caverns’ LLC Agreement during the remainder of 2008.

Relationship with Evangeline

Acadian Gas, through a wholly owned subsidiary, owns a collective 49.51% equity interest in Evangeline.  Acadian Gas does not have a controlling interest in Evangeline, but does exercise significant influence over its operating policies.  Evangeline’s most significant contract is a natural gas sales agreement with Entergy that expires in January 2013.  Under this contract, Evangeline is obligated to make available-for-sale and deliver to Entergy certain specified minimum contract quantities of natural gas on an hourly, daily, monthly and annual basis.  The sales contract provides for minimum annual quantities of 36.75 BBtus.

In connection with the Entergy sales contract, Evangeline has entered into a natural gas purchase contract with Acadian Gas that contains annual purchase provisions that correspond to Evangeline’s sales commitments to Entergy.  The pricing terms of the sales agreement with Entergy and Evangeline’s purchase agreement with Acadian Gas are based on a monthly weighted-average market price of natural gas (subject to certain market index price ceilings and incentive margins) plus a predetermined margin.

Relationship with EPCO

We have no employees. All of our operating functions are performed by employees of EPCO pursuant to an administrative services agreement (the “ASA”).  EPCO also provides general and administrative support services to us in accordance with the ASA.  Duncan Energy Partners, DEP Holdings, Enterprise Products Partners, Enterprise GP Holdings, TEPPCO and their respective general partners are parties to the ASA.

We are required to reimburse EPCO for the costs and expenses it incurs to operate our facilities (including EPCO expenses reasonably allocated to us).  We reimburse EPCO for actual direct and indirect expenses it incurs to employ the personnel necessary to operate our assets. EPCO allows us to participate as named insureds in its overall insurance program, of which a portion of the premiums and related costs are allocated to us.  In addition, we have agreed to pay all sales, use, excise, value added or similar taxes, if any, which may be applicable to services provided by EPCO.

Relationship with TEPPCO

We leased an 11-mile pipeline extending from Pasadena, Texas to Baytown, Texas from TEPPCO that was part of our DEP South Texas NGL Pipeline System.  We discontinued this lease during the first quarter of 2008 when we completed the construction of a parallel pipeline.  Mont Belvieu Caverns also provides certain storage services to TEPPCO.

Note 13.  Commitments and Contingencies

Litigation

On occasion, we are named as a defendant in litigation relating to our normal business operations, including regulatory and environmental matters.  Although we insure against various business risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of our ordinary business activity.

In 1997, Acadian Gas and numerous other energy companies were named as defendants in actions brought by Jack Grynberg on behalf of the U.S. Government under the False Claims Act. Generally, these complaints allege an industry-wide conspiracy to underreport the heating value, as well as the volumes, of natural gas produced from federal and Native American lands.  The complaint alleges that the U.S. Government was deprived of royalties as a result of this conspiracy.  The plaintiff in this case seeks royalties that he contends the U.S. government should have received had the heating value and volume been differently measured, analyzed, calculated and reported, together with interest, treble damages, civil penalties, expenses and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices.  These matters have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming, filed June 1997).  On October 20, 2006, the U.S. District Court dismissed all of Grynberg’s claims with prejudice.  Grynberg has appealed the matter.

We are not aware of any other significant litigation, pending or threatened, that may have a significant adverse effect on our financial position, results of operations or cash flows.

Redelivery Commitments

We transport and store natural gas, NGLs and petrochemical products for third parties under various contracts.  These volumes are (i) accrued as product payables on our Consolidated Balance Sheets, (ii) in transit for delivery to our customers or (iii) held at our storage facilities for redelivery to our customers.  We are insured against any physical loss of such volumes due to catastrophic events.  Under the terms of our NGL and petrochemical product storage agreements, we are generally required to redeliver volumes to the owner on demand. At March 31, 2008, NGL and petrochemical products aggregating 12.1 million barrels were due to be redelivered to their owners along with 427 billion British thermal units (“BBtus”) of natural gas.

Operating Leases

We lease certain property, plant and equipment under non-cancelable and cancelable operating leases.  Our significant lease agreements consist of (i) a lease of an underground storage cavern for the storage of natural gas held-for-sale and (ii) leases of right-of-way for pipeline operations. The current term of the cavern lease expires in December 2012, but may be extended through negotiations with the lessor.  Our significant right-of-way agreements have original terms that range from five to 50 years and include renewal options that could extend the agreements for up to an additional 25 years.   There have been no material changes in our operating lease commitments since December 31, 2007.

Purchase Obligations

Acadian Gas has a product purchase commitment for the purchase of natural gas in Louisiana from the co-venture party in Evangeline.  This purchase agreement expires in January 2013.  Our purchase price under this contract approximates the market price of natural gas at the time we take delivery of the volumes.

We also have short-term payment obligations relating to capital projects we have initiated.  These commitments represent unconditional payment obligations to pay vendors for services to be rendered or products to be delivered in connection with our capital spending program.  At March 31, 2008, we had approximately $12.8 million in outstanding purchase commitments related to capital projects.